Exhibit 10.1

Equity Transfer Agreement
Relating to Suncore Photovoltaic Technology Co., Ltd.

This equity transfer agreement is jointly signed by the following parties dated June 23, 2013, in Xiamen, China:

EMCORE Corporation
Transferor: EMCORE Corporation
Registered address: 10420 Research Rd., SE, Albuquerque, NM, USA
Legal representative:

Transferee: San'An Optoelectronics Co., Ltd.
Registered address: Sanwan Road, Jingzhou, Hubei Province
Legal representative: Lin Xiucheng

Target Company: Suncore Photovoltaic Technology Co., Ltd.
Address: Huainan, Anhui Province
Legal representative: Lin Xiucheng

Whereas, Suncore Photovoltaic Technology Co., Ltd. (“Suncore”) is a limited company registered in Huainan, Anhui Province, which is legally organized and existing. The Transferor is the shareholder of Suncore, holding 40% of the equity interest in Suncore, and the Transferee holds 60% of the equity interest in Suncore.

Transferor agrees to transfer 40% of the equity interest in Suncore it holds to Transferee upon the terms and conditions set forth in this Agreement, and Transferee agrees to purchase such equity interest upon the terms and conditions set forth in this Agreement, after which, Transferee will hold 100% of the equity interest in Suncore.

According to the Company Law of the People's Republic of China, the Contract Law of the People's Republic of China, upon the friendly negotiation with respect to the equity transfer above and relevant matters, all parties enter into this equity transfer agreement:

Article 1 Definition
Unless otherwise set out in the clauses under this equity transfer agreement (“this Agreement”), the following terms shall have the meaning as defined below:
1.1    Both Parties: means Transferor and Transferee under this Agreement
1.2 All Parties: means Transferor, Transferee and Target Company under this Agreement
1.3 Target Equity: means, as of the execution date of this Agreement, 40% of the equity interest in Suncoore held by Transferor
1.4 Target Company: means Suncore Photovoltaic Technology Co., Ltd.
1.5 Closing Date: means the effective date of this Agreement.
1.6 Yuan: means Renminbi Yuan
1.7 US dollar: means the official currency in the USA.
1.8 Date: means working day.

Article 2 Target Company and Target Equity
As of the execution date of this Agreement, the registered capital and the paid-in capital of Suncore are US dollar 67,000,000.00, among which, Transferor holds 40% of the equity interest in Suncore, equivalent to the registered capital and the paid-in capital of US dollar 26,800,000.00; Transferee holds 60% of the equity interest in Suncore, equivalent to the registered capital and the paid-in capital of US dollar 40,200,000.00
The transfer target under this Agreement is the Target Equity held by Transferor, Transferor agrees to transfer the Target Equity it holds and relevant interests to Transferee and Transferee agrees to purchase the Target Equity and relevant interests. Upon the completion of the transfer of the Target Equity, Transferee shall own the Target Equity and enjoy and assume relevant rights and obligations relating to the Target Equity, Transferee will own 100% of the equity interest in Suncore, and Transferor will not hold any equity in the Target Company upon the Closing date.

Article 3 Transfer Price and Payment Method
Both Parties agree that, the transfer price of the Target Equity under this Agreement shall be US dollar 4,800,000.00 (tax included). Transferee shall pay the transfer price to the bank account designated by Transferor according to the following method:
3.1 Transferee shall pay US dollar 1,500,000.00 to Transferor prior to June 30, 2013;
3.2 Within 5 days upon the completion of the transfer registration relating to the Target Equity (try all efforts to pay no later than July 22, 2013), Transferee shall pay the balance of US dollar 3,300,000.00 to Transferor.

Article 4 Approval and Registration for the Equity Transfer
4.1 When this Agreement is signed, all Parties shall cause the Board of Directors of the Target Company to pass the board resolutions approving the transfer of the Target Equity and the conversion of the Target Company from Chinese-foreign equity joint venture into domestic enterprise.
4.2 Transferor shall provide all necessary assistance, assist to fill in the application report submitted to the commerce approval authority and conduct the registration procedure relating to the shareholder change with the registration authority. Transferee hall provide all necessary assistance.
4.3 In order to avoid any doubt, all Parties acknowledge that, upon the completion of the transfer of the Target Equity, the Target Company will not set up the Board of Directors, but set up the Executive Director, and Transferee shall nominate and decide the candidate of the Executive Director pursuant to the amended articles of association of the Target Company.

Article 5 Tax and Fees
All tax and fees relating to the transfer of the Target Equity shall be paid pursuant to relevant laws and regulations; if there are no relevant laws and regulations, it shall be equally assumed by both Parties.

Article 6 Rights and Obligations of Transferor
6.1 As from the effectiveness of this Agreement, Transferor shall be entitled to request Transferee to fully pay the transfer price as agreed under this Agreement.
6.2 As from the effectiveness of this Agreement, upon the request of Transferee, Transferor shall assist Transferee to conduct the commerce approval authority and the registration procedure relating to the transfer of the Target Equity, and Target Company shall complete the registration procedure within 10 days upon the effectiveness of this Agreement.

Article 7 Rights and Obligations of Transferee
7.1 Transferee shall, pursuant to this Agreement, fully and timely pay the transfer price as agreed under this Agreement. Without the legal and reasonable cause, it shall be deemed as breach in case Transferee fails to pay for more than ten (10) working days.

Article 8 Warrants and Undertakings of Transferor
8.1    Transferor legally owns the Target Equity.
8.2    Transferor is a company legally organized and existing under the laws of USA with an independent legal entity.
8.3 The ownership of the Target Equity held by Transferor is clear.
8.4 Transferor will actively assist to perform this Agreement, and assist the Target Company to conduct the commerce approval authority and the registration procedure relating to the transfer of the Target Equity.

Article 9 Warrants and Undertakings of Transferee
9.1 Transferee is a company legally organized and existing under the laws of China with the capability of entering into and performing this Agreement.
9.2 Transferee shall, pursuant to this Agreement, fully and timely pay relevant transfer price to the bank account designated by Transferor.
9.3 Transferee will actively assist to perform this Agreement, and assist the Target Company to conduct the commerce approval authority and the registration procedure relating to the transfer of the Target Equity.

Article 10 Breach Liability
10.1 Upon the effectiveness of this Agreement, either party fails to perform its obligations under this Agreement pursuant to this Agreement, it shall be deemed as a breach of this Agreement. The defaulting party shall compensate for all losses and damage suffered by the non-breaching party due to the breach of the defaulting party and/or fees and expenses relating to the litigation or claims incurred.
10.2 In case this Agreement can not be performed partially or wholly due to fault of either party to this Agreement, the party in fault shall assume relevant breach liability; and if all Parties are in fault, then all Parties shall assume relevant liabilities respectively.

Article 11 Modification and Termination of Contract
Upon the effectiveness of this Agreement, without the written consent from all Parties, either party may not amend, discharge or terminate this Agreement. In case all Parties agree to amend, discharge or terminate this Agreement, relevant agreement shall be otherwise signed.

Article 12 Settlement of Disputes
Any disputes arising out of or in connection with this Agreement, including any disputes relating to breach, termination or effectiveness of this Agreement, shall be settled through good-faith negotiations between all Parties. With respect to any disputes arising out of or in connection with the performance or interpretation of this Agreement, in case such dispute cannot be settled through consultations, such dispute shall be submitted by either party to China International Economic and Trade Arbitration Commission (Beijing) for arbitration according to its rules then in force. The arbitration award shall be final and binding on all Parties.

Article 13 Force Majeure
13.1 The force majeure event refers to the event which cannot be reasonably foreseen by either party to this Agreement when entering into this Agreement and the consequences of which is unavoidable and unconquerable, including but not limited to act or omission of government or military, natural phenomena, earthquake, fire, flood, rebellion or war.

13.2 In case either party cannot perform all or part of the obligations under this Agreement due to the force majeure event, such party shall not assume the breach liability incurred, provided that relevant proof documents relating to the occurrence and/or existence of such force majeure event shall be provided to the other party within 15 days following the date of occurrence of such event. Upon the elimination of the impact of the force majeure, one party or both Parties shall continue to perform the unfinished obligations under this Agreement.
13.3 In case of any force majeure event, the aggrieved party shall try all efforts to take all necessary measures to reduce the adverse consequences caused by the force majeure event. All Parties shall negotiate to find a reasonable and fair solution as soon as possible after the occurrence of the force majeure event.

Article 14 Notice and Service
14.1 All notices or written communications issued by either party under this Agreement may send out to the other party via express mail, registered letter or fax. With respect to the above notices or written communications, in case they are given by express mail, the date when they are sent out to the express service company shall be deemed as the service date; in case they are given by registered letter, the date when they are sent out to the postal office shall be deemed as the service date; and they are given by fax, the time shown in the fax report after the fax is sent out shall be deemed as the service date.
14.2 Except that either party receive the written notice issued by the other party relating to change the address, all notices and written communications shall be served to the following address:

EMCORE Corporation
10420 Research Rd SE, Albuquerque, New Mexico 87123, USA
Chief Executive Officer
+1-505-332-5000
Transferor: EMCORE Corporation
Address: 10420 Research Rd SE, Albuquerque, New Mexico 87123, USA
Contact: Chief Executive Officer
Phone: +1-505-332-5000

Transferee: San'An Optoelectronics Co., Ltd.
Address: No. 1721, Lvling Road, Siming District, Xiamen, Fujian Province
Contact: Lin Xiucheng
Phone: 0592-5937058

Target Company: Suncore Photovoltaic Technology Co., Ltd.
Address: No. 188 Taifeng Drive, Huainan High-Tech Industrial Development Zone, Huainan, Anhui Province
Contact:
Phone:

Article 15 Confidentiality
15.1 During the period from the date when all Parties discussed the transfer matter of Target Equity to the full completion of this Agreement, all Parties shall keep confidentiality all matters relating to the transfer of Target Equity unless otherwise disclosed as required by laws, regulations and relevant government policies, or the government requirements, or disclosed to the consultants engaged by all Parties, or except for those information already available to the public through the normal channel.

15.2 The confidential information includes but not limited to financial statement of all types, HR information, organization structure, transaction framework, transaction plan, transaction process, working schedule, future planning, and other information and materials, which are related to the transfer of Target Equity and provided by either party to the other party in writing, tangible, electronic and other methods.

Article 16 Effectiveness
This Agreement shall become effective upon the satisfaction of all of the following conditions:
1. This Agreement has been executed by the signature of the legal representative or authorized representative of Transferor, Transferee and Target Company and chop (as for EMCORE Corporation, only signature is fine);
2. The internal authority of Transferor passes and approves this Agreement;
3. The internal authority of Transferee passes and approves this Agreement;
4. This Agreement has been approved by the commerce authority where Target Company is located.

Article 17 Miscellaneous
17.1 Upon the completion of the transfer of the Target Equity, Transferor and Target Company shall remain to treat the other party as its strategic partner, and continue to cooperate in the areas of the development of solar cell chip with high efficiency, market exploitation and others. However, the joint venture contract (including the amendments) and the articles of associations of the Target Company (including the amendments) entered into by both Parties (as the signing parties) for the establishment of the Target Company shall be terminated automatically upon the effectiveness of this Agreement.
17.2 Upon the effectiveness of this Agreement, all Parties shall perform this Agreement without prejudice to the interest of other parties on a good-faith, fair and reasonable basis.
17.3 Any matters not covered in this Agreement, the provisions under laws and regulations shall prevail; and in case there are no relevant laws or regulations, it shall be otherwise negotiated and settled by all Parties.
17.4 Without the prior written consent of all Parties, no party may transfer any rights or obligations under this Agreement.
17.5 This Agreement shall be in five originals, which shall be legally equal. Each party to this Agreement holds one original, and the remaining shall be used for the purpose of the commerce approval and registration procedures relating to the transfer of the Target Equity.
17.6 This Agreement shall be written in Chinese and English, and both versions shall have the equal legal effect.
(No text hereinafter)

(Signature page for the Equity Transfer Agreement Relating to Suncore Photovoltaic Technology Co., Ltd.)

The parties have caused this Agreement to be executed by their duly authorized representatives:

EMCORE Corporation
Transferor: EMCORE Corporation

Legal representative or authorized representative(signature) :

Transferee: San'An Optoelectronics Co., Ltd. (chop)

Legal representative or authorized representative(signature) :

Target Company: Suncore Photovoltaic Technology Co., Ltd. (chop)

Legal representative or authorized representative(signature) :

Date: